                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Nos. 333-86212
                                                                  333-86212-01

PROSPECTUS SUPPLEMENT NO. 6
---------------------------


                                  $175,000,000

                                GATX Corporation

                     7.5% Convertible Senior Notes due 2007
                     Fully and Unconditionally Guaranteed by
                           GATX Financial Corporation
                                       and

                             Shares of Common Stock
                  issuable upon conversion of the Senior Notes

     This prospectus supplement supplements the prospectus dated June 19, 2002 of GATX Corporation and GATX Financial Corporation, as supplemented by prospectus supplement no. 1 dated June 26, 2002, prospectus supplement no. 2 dated July 3, 2002, prospectus supplement no. 3 dated July 23, 2002, prospectus supplement no. 4 dated August 9, 2002 and prospectus supplement no. 5 dated August 29, 2002, relating to the sale by certain holders of our 7.5% convertible senior notes due 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus as supplemented to date. This prospectus supplement is qualified by reference to the prospectus as so supplemented except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus as so supplemented. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Holders contained in the prospectus is hereby amended to add the entity named below as a Selling Holder:


                                           Principal Amount of
                                           Notes Beneficially       Number of Shares
                                              Owned That            of Common Stock
        Name of Selling Holder                May be Sold          That May be Sold
        ----------------------                -----------          ----------------
    S.A.C. Capital Associates, LLC             $10,000,000               293,341


     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is September 12, 2002